Exhibit 10.28

Current Executive Officer Salary and Bonus Arrangements

Base Salaries

The current base salaries for the executive officers of The Rowe Companies (the “Company”) are as follows:

Name and Title	Base Salary
Gerald M. Birnbach	$939,924.00	(1)
Chairman of the Board and President

Barry A. Birnbach	$260,000.00
Vice President - Corporate
Development

Timothy J. Fortune	$212,500.00
Senior Vice President - Operations -
Rowe Furniture Corporation

Garry W. Angle	$160,000.00	(2)
Vice President-Treasurer

(1)	Pursuant to his employment agreement, Mr. Gerald Birnbach’s base salary is subject to adjustment annually based on increases in the Consumer Price Index pursuant to a formula set forth in the agreement.
(2)	Mr. Angle became an executive officer upon his promotion to Vice President-Treasurer effective January 6, 2006.

Description of Bonus Arrangements

Under the terms of his employment agreement, Mr. Gerald Birnbach may receive cash bonuses for unusual efforts to be awarded in the sole discretion of the Company’s Board of Directors. The other executive officers may be awarded cash bonuses based on individual and corporate performance in the sole discretion of the Compensation Committee of the Company’s Board of Directors.

The arrangements described above are in addition to the various other compensatory plans, contracts and arrangements in which the executive officers participate and which were previously filed with the Securities and Exchange Commission.